Exhibit 99.1

For Immediate Release

Contact: Andrew Fisher

(202) 483-7000

Afisher@unither.com

UNITED THERAPEUTICS CORPORATION REPORTS

FIRST QUARTER 2013 FINANCIAL RESULTS

•                  Total Revenues of $245.1 million

•                  Earnings per Share of $1.24 per Basic Share or $1.19 per Diluted Share

•                  Earnings Before Non-Cash Charges of $2.76 per Basic Share, or $2.65 per Diluted Share

Silver Spring, MD, April 25, 2013: United Therapeutics Corporation (NASDAQ: UTHR) today announced its financial results for the first quarter ended March 31, 2013.

“I am pleased that our first quarter 2013 results were solid, providing a strong foundation for continued growth,” said Martine Rothblatt, Ph.D., United Therapeutics’ Chairman and Chief Executive Officer. “Our pipeline continues to grow, with two phase 3 trials, a new phase 1 trial of mesenchymal stem cells in PAH patients and advances in our strategic product portfolio.”

Total revenues for the quarter ended March 31, 2013 were $245.1 million, up from $204.2 million for the quarter ended March 31, 2012. Net income for the quarter ended March 31, 2013 was $62.3 million or $1.24 per basic share, compared to $70.8 million or $1.32 per basic share for the same quarter in 2012. Gross margin from sales was $213.8 million for the quarter ended March 31, 2013, compared to $178.9 million for the same quarter last year. Earnings before non-cash charges(1) for the quarter ended March 31, 2013 were $138.6 million, compared to $114.4 million for the same quarter in 2012.

(1)   See definition of earnings before non-cash charges, a non-GAAP financial measure, and a reconciliation of net income to earnings before non-cash charges below.

Financial Results for the Three Months Ended March 31, 2013

Revenues

The table below summarizes the components of net revenues (dollars in thousands):

	Three Months Ended March 31,		Percentage
	2013	2012	Change
Cardiopulmonary products:
Remodulin	$114,681	$110,546	3.7%
Tyvaso	94,645	70,067	35.1%
Adcirca	33,820	22,330	51.5%
Other	1,990	1,271	56.6%
Total net revenues	$245,136	$204,214	20.0%

Revenues for the quarter ended March 31, 2013 increased by $40.9 million, compared to the same quarter in 2012. The growth in product revenues reflects the continuing increase in the number of patients being treated with our products.

Expenses

The table below summarizes research and development expense by major project and non-project components (dollars in thousands):

	Three Months Ended March 31,		Percentage
	2013	2012	Change
Project and non-project component:
Cardiopulmonary	$26,582	$25,577	3.9%
Share-based compensation expense (benefit)	13,576	(1,078)	1,359.4%
Other	10,272	9,158	12.2%
Total research and development expense	$50,430	$33,657	49.8%

Cardiopulmonary. The $1.0 million increase in cardiopulmonary program expense for the quarter ended March 31, 2013, compared to the same quarter in 2012, resulted from increases in expenses incurred related to the development of our TransCon injectable prostacyclin analogues and our implantable pump program, offset partly by a decrease in expenses related to oral treprostinil.

Share-based compensation. The increase in share-based compensation of $14.7 million for the quarter ended March 31, 2013, compared to the same quarter in 2012, resulted from the 14 percent appreciation in the price of our common stock during the quarter ended March 31, 2013, compared to a slight decline in our stock price during the same quarter in 2012.

The table below summarizes selling, general and administrative expense by major categories (dollars in thousands):

	Three Months Ended March 31,		Percentage
	2013	2012	Change
Category:
General and administrative	$33,424	$21,624	54.6%
Sales and marketing	17,388	17,067	1.9%
Share-based compensation expense	20,544	1,098	1,771.0%
Total selling, general and administrative expense	$71,356	$39,789	79.3%

General and administrative. The increase in general and administrative expense of $11.8 million for the quarter ended March 31, 2013 compared to the same quarter in 2012 was driven by increases in: (1) grants to unaffiliated, not-for-profit organizations that provide financial assistance to patients suffering from pulmonary arterial hypertension; (2) operating expenses resulting from our corporate expansion; (3) payroll-related expenses; and (4) consulting and professional fees.

Share-based compensation. The increase in share-based compensation of $19.4 million for the quarter ended March 31, 2013, compared to the same quarter in 2012, corresponded principally to the 14 percent increase in the price of our common stock during the quarter ended March 31, 2013, compared to a slight decline in our stock price during the same quarter in 2012.

Income Taxes

The provision for income taxes was $28.5 million for the quarter ended March 31, 2013, compared to $33.2 million for the same quarter in 2012. The estimated annual effective tax rate was 34 percent as of March 31, 2013 and 2012.

2013 Revenue Guidance

We reaffirm our 2013 full-year revenue guidance for our three commercial products (Remodulin®, Tyvaso® and Adcirca®), as we continue to expect related revenues to fall within a range of 5% above or below $1.0 billion for 2013.

Earnings Before Non-Cash Charges

Earnings before non-cash charges is defined as net income, adjusted for the following non-cash charges, as applicable: (1) interest; (2) income taxes; (3) license fees; (4) depreciation and amortization; (5) impairment charges; and (6) share-based compensation (stock option, share tracking award and employee stock purchase plan expense).

A reconciliation of net income to earnings before non-cash charges is presented below (in thousands, except per share data):

	Three Months Ended March 31,
	2013	2012
Net income, as reported	$62,325	$70,760
Adjust for non-cash charges:
Interest expense	4,436	3,886
Income tax expense	28,510	33,176
License fees	—	—
Depreciation and amortization	8,165	6,648
Impairment charges	—	—
Share-based compensation expense (benefit)	35,213	(24)
Earnings before non-cash charges	$138,649	$114,446

Earnings before non-cash charges per share:
Basic	$2.76	$2.13
Diluted	$2.65	$2.08

Weighted average number of common shares outstanding:
Basic	50,209	53,631
Diluted	52,376	55,009

Conference Call

We will host a half-hour teleconference on Thursday, April 25, 2013, at 9:00 a.m. Eastern Time. The teleconference is accessible by dialing 1-877-351-5881, with international callers dialing 1-970-315-0533. A rebroadcast of the teleconference will be available for one week by dialing 1-855-859-2056, with international callers dialing 1-404-537-3406 and using access code 32040188.

This teleconference is also being webcast and can be accessed via our website at http://ir.unither.com/events.cfm.

About United Therapeutics

United Therapeutics Corporation is a biotechnology company focused on the development and commercialization of unique products to address the unmet medical needs of patients with chronic and life-threatening conditions.

Non-GAAP Financial Information

This press release contains a financial measure, earnings before non-cash charges, that does not comply with United States generally accepted accounting principles (GAAP). This measure supplements our financial results prepared in accordance with GAAP as reported below.

We use earnings before non-cash charges to assist us in: (1) planning, including the preparation of our annual operating budget; (2) allocating resources in an effort to enhance the financial performance of our business; (3) evaluating the effectiveness of our operational strategies; and (4) assessing our capacity to fund capital expenditures and expand our business. We believe this non-GAAP financial measure improves investors’ understanding of our financial results by excluding certain expenses that we do not consider when evaluating and comparing the performance of our core operations and making operating decisions. In addition, we have historically reported earnings before non-cash charges to investors, and believe the inclusion of this non-

GAAP financial measure provides investors with a consistent method of comparison to historical periods. However, there are limitations in the use of this non-GAAP financial measure in that it excludes certain operating expenses that are recurring in nature. In addition, our calculation of this non-GAAP financial measure may differ in methodology used by other companies. The presentation of this non-GAAP financial measure should not be considered in isolation or as a substitute for our financial results prepared in accordance with GAAP.  A reconciliation of net income, the most directly comparable GAAP financial measure, to earnings before non-cash charges can be found in the table above under the heading, Earnings Before Non-Cash Charges.

Forward-looking Statements

Statements included in this press release that are not historical in nature are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, among others, our expectations about future operating results, including our continued growth and revenue guidance for 2013 and the prospects of our developmental pipeline. These forward-looking statements are subject to certain risks and uncertainties, such as those described in our periodic reports filed with the Securities and Exchange Commission, that could cause actual results to differ materially from anticipated results. Consequently, such forward-looking statements are qualified by the cautionary statements, cautionary language and risk factors set forth in our periodic reports and documents filed with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. We claim the protection of the safe harbor contained in the Private Securities Litigation Reform Act of 1995 for forward-looking statements. We are providing this information as of the date of this press release, and assume no obligation to update or revise the information contained in this press release whether as a result of new information, future events or any other reason. [uthr-g]

Remodulin and Tyvaso are registered trademarks of United Therapeutics Corporation.

Adcirca is a registered trademark of Eli Lilly and Company.

UNITED THERAPEUTICS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended March 31,
	2013	2012
	(Unaudited)
Revenues:
Net product sales	$243,146	$202,943
Other	1,990	1,271
Total revenues	245,136	204,214
Operating expenses:
Research and development	50,430	33,657
Selling, general and administrative	71,356	39,789
Cost of product sales	29,313	24,031
Total operating expenses	151,099	97,477
Operating income	94,037	106,737
Other (expense) income:
Interest income	979	1,033
Interest expense	(4,436)	(3,886)
Equity loss in affiliate	(47)	(20)
Other, net	302	72
Total other (expense) income, net	(3,202)	(2,801)
Income before income taxes	90,835	103,936
Income tax expense	(28,510)	(33,176)
Net income	$62,325	$70,760
Net income per common share:
Basic	$1.24	$1.32
Diluted	$1.19	$1.29
Weighted average number of common shares outstanding:
Basic	50,209	53,631
Diluted	52,376	55,009

SELECTED CONSOLIDATED BALANCE SHEET DATA

March 31, 2013

(Unaudited, in thousands)

Cash, cash equivalents and marketable securities (excluding restricted amounts of $5.4 million)	$876,765
Total assets	1,697,355
Total liabilities and common stock subject to repurchase	546,651
Total stockholders’ equity	1,150,704